STAR BANC
CORPORATION

425 Walnut Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 12, 1994

TO THE SHAREHOLDERS OF STAR  BANC CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Star Banc Corporation ("Corporation") will be held at the headquarters of Star Bank, N.A., Fifth and Walnut Streets, Cincinnati, Ohio, on Tuesday, April 12, 1994 at 11:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of five directors for three-year terms ending in 1997.

2.	Approval and adoption of an Amendment to and Restatement of the Corporation's
1991 Stock Incentive Plan, attached as Exhibit A to the Proxy Statement, under which options to purchase shares of Common Stock, Restricted Shares and
Performance Awards may be granted to key employees of the Corporation and its subsidiaries.

3.	The transaction of any other business that may properly come before the
Annual Meeting and any adjournment thereof.

	Only shareholders of record at the close of business on February 28, 1994, shall be entitled to vote at the meeting.

	We hope that you will be able to attend the meeting.  Whether or not you plan to attend the meeting, we urge you to complete, execute and return the enclosed
Proxy in the enclosed prepaid envelope, so that your shares may be represented at the meeting.  If you attend the meeting, you may, if you desire, revoke your
Proxy and vote in person.


                                           By order of the Board of Directors
                                                   F. Kristen Koepcke
                                                    Vice President,
                                             General Counsel and Secretary

Cincinnati, Ohio
March 10, 1994



YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

STAR BANC
CORPORATION

425 Walnut Street
Cincinnati, Ohio 45202

PROXY STATEMENT

GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Star Banc Corporation ("Corporation") for use at the Annual Meeting of Shareholders to be held on April 12, 1994. A Notice of Annual Meeting is attached hereto and a form of proxy is enclosed. These proxy materials are first being mailed to shareholders of the Corporation on or about March 10, 1994.

THE PROXY

	The persons named as proxies were selected by the Board of Directors of the
Corporation.

	When the proxies in the enclosed form are properly executed and returned, the shares they represent will be voted at the meeting.  Any shareholder giving a proxy has the power to revoke or revise that proxy at any time before the meeting by written notice to the Corporation's Secretary or by executing and returning a later-dated proxy or by voting by ballot at the meeting.

	The expense of the solicitation of proxies will be borne by the Corporation.
In addition to the solicitation of proxies by the use of the mails, solicitation may be made by the directors, officers and regular employees of the Corporation by telephone, telegraph or in person without additional compensation.  Should the Corporation, in order to solicit proxies, request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, such organizations or individuals shall be reimbursed by the Corporation for their reasonable expenses in forwarding soliciting material to their principals and in obtaining authorization for the execution of proxies.

OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

	At the close of business on February 28, 1994, there were 29,607,415 outstanding shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"). Each share will be entitled to one vote upon each matter submitted at the meeting. Only shareholders of record at the close of business on February 28, 1994 (the "Record Date") shall be entitled to vote at the meeting.

	The following table sets forth, as of December 31, 1993, the holdings of the only persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Corporation to be the beneficial owners of more than five percent (5%) of its outstanding Common
Stock.

       Name of                                Shares Beneficially
   Beneficial Owner          Address                 Owned      Percent of Class
Western Southern Life    400 Broadway              2,545,405          8.60%
Insurance Co.            Cincinnati, Ohio 45202

Star Bank, N.A. (1)      425 Walnut Street         1,619,810          5.47%
Trust Division           Cincinnati, Ohio 45201

(1)	Star Bank, N.A., acting in its fiduciary capacity under numerous governing instruments as sole fiduciary or co-fiduciary, has sole or shared voting and/or investment decision authority over a total of 1,244,349 shares. Star Bank, N.A. disclaims any beneficial interest in these shares held in its fiduciary capacity.

	As defined in Securities and Exchange Commission Rule 13d-3, "beneficial ownership" means that a person has voting or investment decision power over shares. It does not necessarily mean that the person enjoys any economic benefit from those shares.

	The following table sets forth, as of December 31, 1993, certain information with regard to the beneficial ownership of the Corporation's Common Stock by each director, named executive officer and nominee individually, as reported to the Corporation by those persons.


                                       Shares            Shares Held Pursuant to
                                    Beneficially          Deferred Compensation
Name                                  Owned (1)                   Plan(5)
James R. Bridgeland, Jr.                3,416                     14,205
Laurance L. Browning                    6,000                       -0-
Victoria B. Buyniski                       37                       -0-
Joseph A. Campanella                   52,227 (2)(3)                -0-
Samuel M. Cassidy                     155,192 (2)(3)              11,023
Raymond R. Clark                          757                      1,389
V. Anderson Coombe                     54,868                     20,973
John C. Dannemiller                       300                      1,582
Jerry A. Grundhofer                     8,000                       -0-
J.P. Hayden, Jr.                      341,461 (4)                   -0-
Roger L. Howe                          50,080                       -0-
Thomas J. Klinedinst, Jr.              11,670                       -0-
Thomas J. Lakin                        34,378 (2)(3)                 596
Charles S. Mechem, Jr.                  1,320                       -0-
Daniel J. Meyer                           400                      3,004
O'dell M. Owens, M.D.                     500                      1,431
Thomas E. Petry                           800                     12,487
William C. Portman                     12,075                     16,576
Oliver W. Waddell                     248,623 (2)(3)                -0-
Bradley L. Warnemunde                   1,100                      4,526

(1)	Listed shares may also include shares held in the name of a person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed.  The percentage of shares beneficially owned by each person is less than one percent (1%) except as to Mr. Hayden for whom the percentage is approximately 1.15%.

(2)	Includes shares which may be purchased upon exercise of presently exercisable options in the following amounts: Mr. Campanella, 45,269 shares; Mr. Cassidy, 50,000 shares; Mr. Lakin, 30,276 shares and Mr. Waddell, 100,000 shares.

(3)	Includes the following shares which are held for the individual's account in the Corporation's Thrift Savings 401(k) Plan: Mr. Campanella, 2,500 shares; Mr. Cassidy, 7,106 shares; Mr. Lakin, 3,961 shares and Mr. Waddell, 9,505 shares.

(4)	Includes 3,181 shares of common stock representing 700 shares of preferred stock convertible at the rate of 4.5454 shares of common for each share of preferred and 270,200 shares of common stock which are owned or controlled by corporations of which Mr. Hayden is a Director and Chief Executive Officer and as to which beneficial ownership is disclaimed.

(5)	Shares listed are those held pursuant to the Star Banc Corporation Deferred
Compensation Plan (the "Deferred Compensation Plan"); under the terms of the trust in which they are held such shares are subject to creditors of the
Corporation and may not be voted until released to the individual participants.

	As of December 31, 1993, all nominees, directors and executive officers of the
Corporation, as a group, beneficially owned 998,177 shares of the Corporation's
Common Stock, representing 3.37% of the shares outstanding on that date.  This number includes 23,492 shares held for the benefit of such individuals in the
Corporation's Thrift Savings 401(k) Plan and 230,945 shares which may be purchased upon exercise of presently exercisable stock options, but does not include 87,792 shares accrued pursuant to the Deferred Compensation Plan which may not be voted.

ELECTION OF DIRECTORS

	The Corporation's Articles of Incorporation provide that the number of directors constituting the Board of Directors shall be not less than three nor more than twenty-five as determined in accordance with the Code of Regulations from time to time. The Board of Directors is divided into three classes:
Class I (terms expire in 1996), Class II (terms expire in 1994) and Class III (terms expire in 1995). The Articles of Incorporation also provide that nominees for each Class of the Board of Directors are to be elected to serve for a term of three years. The Board of Directors currently consists of eighteen members, with Class I containing seven directors, Class II containing five directors and Class III containing six directors.

	At the 1994 Annual Meeting, five directors in Class II are to be elected to hold office until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified.  All of the nominees are current directors.  The persons named in the Proxy intend to vote for the election of the nominees named below.  If any nominee should become unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee as Management recommends.

	Information concerning the nominees and continuing directors is set forth below:

CLASS I DIRECTORS

(Terms Expire in 1996)

	JAMES R. BRIDGELAND, JR.: born 1929, Director since 1975.  Mr. Bridgeland has been a partner in the law firm of Taft, Stettinius & Hollister, counsel to the
Corporation, for more than five years.

	SAMUEL M. CASSIDY: born 1932, Director since 1991.  Mr. Cassidy is an Executive
Vice President of the Corporation, a position he has held since 1985.  He has been a Director of Star Bank, N.A., the Corporation's main subsidiary bank, since 1980 and has been that Bank's President since 1984 and its Chief Executive
Officer since 1988.

	RAYMOND R. CLARK:  born 1938, Director since 1988.  Mr. Clark is an Executive
Vice President and a Director of Cincinnati Bell, Inc., a telecommunications corporation.  He is also President and Chief Executive Officer of Cincinnati
Bell Telephone Company, a wholly-owned subsidiary of Cincinnati Bell, Inc.  He has served Cincinnati Bell, Inc., or its subsidiaries in an executive capacity for more than five years.  Mr. Clark is also a Director of Xtek, Inc.

	V. ANDERSON COOMBE:  born 1926, Director since 1963.  Mr. Coombe is Chairman of the Board, Treasurer and a Director of Wm. Powell Co. and has served that company in an executive capacity for more than five years.  The Company is a manufacturer of valves.  He is also a Director of Eagle-Picher Industries, Inc.
and The Union Central Life Insurance Co.

	CHARLES S. MECHEM, JR.: born 1930, Director since 1968. Mr. Mechem is Commissioner of the Ladies Professional Golf Association. Mr. Mechem was formerly Chairman and Chief Executive Officer of Great American Broadcasting Company. Prior to his retirement, he had served Great American and its predecessor, Taft Broadcasting Company, in an executive capacity for more than five years. Mr. Mechem is Chairman of the Board of U.S. Shoe Corporation and is a Director of The Mead Corporation, The Ohio National Life Insurance Company, Eagle-Picher Industries, Inc., The J. M. Smucker Company and AGCO Corporation.

	O'DELL M. OWENS, M.D.: born 1947, Director since 1991. Dr. Owens has been Director of Reproductive Endocrinology and Infertility for the Christ Hospital of Cincinnati since 1986. From 1982 to 1986, Dr. Owens was Assistant Professor of Obstetrics and Gynecology, Director of the Division of Reproductive Endocrinology and Infertility and Assistant Professor of Orthopedics at the University of Cincinnati Medical Center.

	THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry is Chairman, President and Chief Executive Officer of Eagle-Picher Industries, Inc., which he has served in an executive capacity for more than five years. The Company is a diversified manufacturer of industrial products. A voluntary petition under Chapter 11 of the Federal Bankruptcy Law was filed by Eagle-Picher Industries, Inc. on January 7, 1991. Mr. Petry is also a Director of Cincinnati Gas & Electric Company, Wm. Powell Co., Union Central Life Insurance Company and Insilco Corporation.

CLASS II DIRECTORS

(Nominees for Terms to Expire in 1997)

	LAURANCE L. BROWNING, JR.: born 1929, Director since 1970.  Mr. Browning was formerly Vice Chairman of Emerson Electric Co., a manufacturer of electrical equipment and controls.  Prior to his retirement, he served Emerson Electric
Co. in an executive capacity for more than five years.  He is also a Director of Emerson Electric Co.

	VICTORIA B. BUYNISKI: born 1951, Director since 1991.  Ms. Buyniski is founder,
President and Chief Executive Officer of United Medical Resources, Inc. and has
served that company in an executive capacity since 1983.  The Company acts as a third party administrator for self-funded medical, dental and other employee benefit plans.

	JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is President and CEO of the Corporation, Chairman of the Corporation effective January 1, 1994, and Chairman of Star Bank, N.A. Mr. Grundhofer is also a Director of Arete Associates, Visa U.S.A., Inc., Visa International and the Hennegan Company and is a Trustee of Children's Hospital Medical Center.

	J. P. HAYDEN, JR.: born 1929, Director since 1973. Mr. Hayden is Chairman of the Board, Chief Executive Officer and a Director of The Midland Company and has served that company in an executive capacity for more than five years.
The Company is engaged in the finance, insurance, river transportation and imprinted sportswear businesses.

	DANIEL J. MEYER: born 1936, Director since 1988. Mr. Meyer is Chairman, Chief Executive Officer and a Director of Cincinnati Milacron, Inc., a manufacturer of factory automation equipment and systems, principally machine tools and plastics processing machinery. He has served that company in an executive capacity for more than five years. Mr. Meyer is also a Director of E.W. Scripps Co. and Hubbell, Incorporated.

CLASS III DIRECTORS

(Terms Expire in 1995)

	JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller is Chairman, Chief Executive Officer and a Director of Bearings, Inc., a distributor of bearings, power transmission products and related specialty items. He was Executive Vice President of Bearings, Inc. from 1988 until 1990. From 1985 until 1988 he was President of Leaseway Transportation Corp., a diversified transportation company. Mr. Dannemiller is also a Director of Lamson & Sessions Co.

	ROGER L. HOWE:  born 1935, Director since 1985.  Mr. Howe is Chairman of the
Board of U.S. Precision Lens, Inc. and has served that company in an executive capacity for more than five years.  U.S. Precision Lens manufactures plastic optical components used in both industrial and consumer products.  Mr. Howe is also a Director of Cintas Corporation, U.S. Shoe Corporation, Eagle-Picher
Industries, Inc. and Baldwin Piano and Organ Company.

	THOMAS J. KLINEDINST, JR.:  born 1942, Director since 1993. Mr. Klinedinst is
President and Chief Operating Officer of Thomas E. Wood, Inc., a general insurance agency.  He has served that company in an executive capacity for more than five years. Mr. Klinedinst is also President and a Director of Ohio
Cap Insurance Company, Ltd.

	WILLIAM C. PORTMAN:  born 1922, Director since 1985.  Mr. Portman is Chairman of the Board of Portman Equipment Company which he has served in an executive capacity for more than five years.  Portman Equipment Company is a distributor of material handling equipment to a wide variety of businesses.

	OLIVER W. WADDELL:  born 1930, Director since 1982.  Prior to his retirement
December 31, 1993, Mr. Waddell was Chairman of the Board of the Corporation
and Vice Chairman of Star Bank, N.A.  He served the Corporation in an executive capacity for more than five years.  Mr. Waddell is also a Director of Cincinnati
Gas and Electric Company and Ohio National Life Insurance Company.

	BRADLEY L. WARNEMUNDE: born 1933, Director since 1988. Prior to his retirement January 31, 1994, Mr. Warnemunde was Chairman and Chief Executive Officer of Ohio National Life Insurance Company, an insurance underwriting company which he served in an executive capacity for more than five years.

	Certain of the nominees and continuing directors served as directors of The
First National Bank of Cincinnati (now known as Star Bank, N.A.,) prior to the formation of the Corporation as a bank holding company in 1973 and as directors of the Corporation's predecessor Delaware corporation since the dates shown.

PROPOSED AMENDMENT TO AND RESTATEMENT OF
THE 1991 STOCK INCENTIVE PLAN

	The Board of Directors of the Corporation, at its meeting in December, 1993, approved the Star Banc Corporation Amended and Restated 1991 Stock Incentive
Plan (the "Restated Plan").  The 1991 Stock Incentive Plan was originally adopted by the shareholders of the Corporation at their meeting in April of
1991 for the purpose of advancing the interests of the Corporation by providing material incentives for the continued services of key employees and by attracting able personnel to employment with the Corporation and its subsidiaries.

	The purpose of the Restated Plan is to make available an additional 1.5 million shares for Plan purposes.  Currently the 1991 Stock Incentive Plan authorizes the Corporation to issue options for 1.0 million shares, substantially all of which have been granted.  A total of 2.5 million shares will be authorized under the Restated Plan for issuance if the Restated Plan is adopted.

	In addition, options granted pursuant to the Restated Plan will qualify as performance based compensation as defined in the Regulations applicable to Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue
Code provides that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1 million for the taxable year. Performance based compensation is excluded from the remuneration calculation for Section 162 purposes. It is defined as any remuneration payable solely on account of one or more performance goals, but only if the performance goals are determined by an independent compensation committee; the material terms of the performance based compensation are disclosed to and approved by shareholders; and the compensation committee certifies that the goals are met before payment is made. Compensation paid pursuant to the Restated Plan will qualify as performance based compensation.

	The Restated Plan continues to provide for the grant of options to purchase shares of Common Stock, either incentive stock options or non-qualified options;
for the grant of shares of Common Stock which are subject to restriction on transfer and to a right of repurchase by the Corporation; and for awards of
Common Stock or cash based upon performance of the Corporation. These provisions were included in the 1991 Stock Incentive Plan before its Amendment and
Restatement.  THE COMPLETE TEXT OF THE RESTATED PLAN IS ATTACHED TO THIS PROXY
STATEMENT AS EXHIBIT A.  PLEASE REFER TO IT FOR FULL PARTICULARS.

	The Restated Plan became effective as of the date it was adopted by the Board.
However, if it is not approved and adopted by vote of holders of a majority of the outstanding shares of Common Stock of the Corporation, the Restated Plan will have no force and effect.  No options or restricted shares may be granted under the Restated Plan subsequent to January 7, 2001.  196,250 options have been granted under the Restated Plan subject to shareholder approval.  No restricted shares or performance awards have been granted under the Restated
Plan.

	The Board of Directors may terminate the Restated Plan at any time but unexercised options will continue in accordance with their terms and any restricted shares shall continue to be subject to the terms of the Restated Plan. Except as otherwise provided in any grant to an employee under the Restated Plan, in the event the Corporation should consolidate with, merge into, or transfer all of its assets to another corporation or corporations, each option, restricted share or performance award shall, without regard to any vesting schedule, restriction or performance target, become fully exercisable or payable, as the case may be, immediately prior to such consolidation, merger or transfer and the Restated Plan shall terminate effective upon such consolidation, merger, or transfer.

         The Restated Plan contains no maximum limitation as to the number of participants. Regular full-time employees of the Corporation and its subsidiaries who are key employees, including officers, whether or not directors of the Corporation, shall be eligible to participate in the Plan. In 1993
99 key employees participated.

	The proceeds of the sale of stock under the Restated Plan will constitute general funds of the Corporation and may be used by it for any purpose.

	Neither the grant nor the exercise of an option under the Restated Plan will result under present accounting practices in any charge against the
Corporation's earnings.  Any tax benefits accruing to the Corporation upon the exercise by an employee of an option, or upon his subsequent disposition of shares obtained by the option, will be reflected in the Corporation's capital accounts and will therefore not impact the earnings of the Corporation.

	Under present accounting practices the grant of restricted shares at prices below fair market value will result in compensation expense to the Corporation.
The expense and related tax benefits will be recognized systematically in the
Corporation's financial statements over the applicable restricted periods.
The payment of stock or cash to participants as performance awards will also result in compensation expense to the Corporation under present accounting practices.

	THE BOARD OF DIRECTORS INTENDS TO CAUSE THE FOLLOWING RESOLUTION TO BE PRESENTED TO SHAREHOLDERS FOR ACTION AT THE ANNUAL MEETING:

	RESOLVED, THAT THE AMENDED AND RESTATED STAR BANC CORPORATION 1991 STOCK INCENTIVE PLAN BE, AND HEREBY IS, APPROVED AND ADOPTED BY THE SHAREHOLDERS OF THE CORPORATION.

	The affirmative vote of the holders of a majority of all outstanding shares of Common Stock shall be sufficient for the approval and adoption of the
Amended and Restated 1991 Stock Incentive Plan.  The Board of Directors
recommends a vote "FOR" approval and adoption of the Restated Plan.

COMPENSATION COMMITTEE REPORT

	The Compensation Committee of Star Banc Corporation is composed entirely of independent outside directors and is responsible for setting compensation policy.

	Base salaries of all executives except Mr. Grundhofer were determined by the
Compensation Committee using senior management's recommendations.  Salaries were decided by considering individual performances and industry standards as determined using the Hewitt Associates Compensation Survey and the Cole Survey
published by the Wyatt Company.

	The Corporation's policy for compensation pursuant to the Executive Bonus Plan is to reward the achievement of Corporate financial objectives established in advance by the Compensation Committee. The performance criteria include return on assets (ROA), earnings per share (EPS), and credit quality. ROA and EPS each were used to determine between 40% and 50% of the bonus, respectively, with credit quality determining from 0 to 20%. The opportunity for a bonus award for the reporting executives ranged from 11% to 90% of pay depending on individual position levels, credit quality and the amount actual ROA and EPS exceeded the thresholds. The initial threshold for a bonus award was 1.20%
ROA and $3.00 EPS. Both thresholds were exceeded, with actual ROA of 1.33% and EPS of $3.30. All bonuses were paid in cash.

	Stock options are granted pursuant to a Stock Option Plan using guidelines which include corporate performance, individual responsibilities and performances and competitive indices, including the Hewitt Associates
Compensation Survey and information from Ohio bank holding companies and other bank holding companies of similar size. During 1993 special consideration was given to management transition with respect to option grants. Most individuals who received options in 1993 received them subject to a vesting schedule with full vesting four years from date of grant.

	Mr. Grundhofer's compensation was determined by the Compensation Committee.
His annual base salary of $550,000 is consistent with industry standards as determined from the Hewitt Associates Compensation Survey and the Cole Survey.
His bonus was based on the same criteria as that described previously.  He was granted 100,000 options exercisable in 1994 at a grant price of $36.75,
50,000 exercisable in 1995 at the grant price plus $7.00, and 50,000 exercisable in 1996 at the grant price plus $14.00 as part of his incentive compensation.

	The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

Compensation Committee of
Star Banc Corporation Board of Directors

Laurance L. Browning, Jr.          Roger L. Howe            Thomas E. Petry
J.P. Hayden, Jr.                   Daniel J.Meyer           William C. Portman
                               Bradley L. Warnemunde

	The following tables list information as to compensation received for services by the Chief Executive Officer, the next four highest compensated executive officers, and one former executive officer of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1993.

SUMMARY COMPENSATION TABLE
                                                                 Long Term
                                       Annual Compensation     Compensation   All Other
Name and                            Salary    Bonus     Other     Options   Compensation
Principal Position            Year  ($)(1)   ($)(2)      ($)        (#)      ($)(4)(12)

Oliver W. Waddell             1993  527,692  330,428        -           -    285,974(5)
Chairman and Director         1992  493,269  275,692        -      60,000      8,728
of the Corporation and Vice   1991  448,846  117,298        -      40,000          -
Chairman of Star Bank, N.A.

Jerry A. Grundhofer           1993  304,615  190,743  170,271(3)  200,000      1,980(6)
President and Chief           1992        -        -        -           -          -
Executive Officer and         1991        -        -        -           -          -
Director of the Corporation
and Chairman of Star Bank, N.A.

Samuel M. Cassidy             1993  300,385  150,282        -       7,500     10,110(7)
Executive Vice President and  1992  300,769  120,154        -      31,200      8,728
Director of the Corporation   1991  269,539   65,947        -      20,800          -
and President and Chief
Executive Officer of
Star Bank, N.A.

Joseph A. Campanella          1993  220,000  110,207        -      18,000      7,392(8)
Executive Vice President of   1992  197,616   78,585        -      23,400      5,894
the Corporation               1991  150,742   32,334        -      15,600          -

Thomas J. Lakin (9)           1993  171,827   53,078        -      12,000      5,794(10)
Senior Vice President         1992        -        -        -           -          -
of the Corporation            1991        -        -        -           -          -

Gary N. Kocher                1993  190,385   95,472        -           -    776,809(11)
Former Executive Vice         1992  197,885   78,692        -      23,400      4,419
President of the Corporation  1991  142,019   65,917        -      22,375          -

(1)	Includes amounts deferred at the direction of the executive officer pursuant to the Star Banc Corporation Thrift Savings 401(k) Plan and the Star Banc
Corporation Deferred Compensation Plan, as amended and restated through April
14, 1992.

(2)	Reflects bonus earned during the fiscal year.  In some instances all or a portion of the bonus was paid during the next fiscal year.

(3)	Includes $149,483 in relocation expenses.

(4)	Pursuant to transition rules, reported for 1992 and 1993 only.

(5)	Includes $275,000 retirement bonus paid December 31, 1993, $8,994
Corporation contribution to the Star Banc Corporation Thrift Savings 401(k) Plan, and $1,980 split dollar life insurance premium.

(6)	Split dollar life insurance premium.

(7)	Includes $8,994 Corporation contribution to the Star Banc Corporation
Thrift Savings 401(k) Plan and $1,116 split dollar life insurance premium.

(8)	Includes $6,600 Corporation contribution to the Star Banc Corporation
Thrift Savings 401(k) Plan and $792 split dollar life insurance premium.

(9)	Reported for 1993 only.

(10)	Includes $5,155 Corporation contribution to the Star Banc Corporation
Thrift Savings 401(k) Plan and $639 split dollar life insurance premium.

(11)	Separated from service in October, 1993.  Includes $767,024 severance payment, $4,679 Corporate contribution to the Star Banc Corporation 401(k) Plan, $4,314 distribution from the Nonqualified Retirement Plan, and $792 split dollar life insurance premium.

(12)	1992 amounts consist solely of contributions by the Corporation to the
Star Banc Corporation Thrift Savings 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR
         (a)              (b)             (c)               (d)          (e)           (f)(1)
                                   % of Total Options
 Individual Grants      Options   Granted to Employees  Exercise or   Expiration    Grant date
        Name          Granted (#)    in Fiscal Year    base price ($)    Date    present value ($)

Jerry A. Grundhofer     100,000                            36.75                    1,503,700
                         50,000                            43.75                      649,000
                         50,000                            50.75                      562,050
                Total: 	200,000          26.8                           5/2003      2,714,750
Oliver W. Waddell             -             -                 -           N/A               -
Samuel M. Cassidy         7,500 (2)       1.0              34.75       12/2003        103,178
Joseph A. Campanella     18,000 (2)       2.4              34.75       12/2003        247,626
Thomas J. Lakin          12,000 (2)       1.6              34.75       12/2003        165,084
Gary N. Kocher                -             -                  -          N/A              -

(1)	Grant date option values calculated through use of the "Black Scholes"
option pricing model. Values are calculated assuming a risk free rate of return of 5.8%, dividend growth rate of 6.3% annually and quarterly reinvestment of dividends.

(2)	Contingent upon shareholder approval of Amended and Restated 1991 Stock
Incentive Plan.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND YEAR END OPTION VALUE
(a)                        (b)             (c)                   (d)                       (e)
                                                              Number of            Value of unexercised
                                                             unexercised           in the money options
                     Shares acquired  Value realized     options12/31/93 (#)            12/31/93 ($)
Name                 on exercise (#)       ($)        Exercisable/Unexercisable  Exercisable/Unexercisable

Jerry A. Grundhofer           -             -                 0/200,000                     0/0
Oliver W. Waddell        58,299         1,048,131             100,000/0                  450,000/0
Samuel M. Cassidy        43,155           619,161          50,000/7,500(1)             215,250/1,875
Joseph A. Campanella          -            N/A            45,269/18,000(1)             289,909/4,500
Thomas J. Lakin               -            N/A            30,276/12,000(1)             338,312/3,000
Gary N. Kocher           45,775           243,663                0/0                        0/0

(1)	Unexercisable grants are subject to shareholder approval of Amended and
Restated 1991 Stock Incentive Plan.

	Stock Performance Chart.  The following chart compares the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock during the five years ended December 31, 1993 with the cumulative total return on the Keefe, Bruyette & Woods, Inc., Bank Index and the Standard &
Poor's 500 Stock Index.  The comparison assumes $100 was invested on January 1,
1989 in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                   1988     1989     1990     1991     1992     1993

Star Banc Corp   $100.00  $121.44   $97.58  $152.19  $226.30  $227.08
KBW 50 Index      100.00   118.91    85.40   135.17   172.23   181.77
S&P 500           100.00   131.68   127.58   166.46   179.14   197.28

	Defined Benefit Pension Plan.  Compensation in the form of payments from the
Corporation's non-contributory, defined benefit pension plan is not included in the compensation tables above.  Substantially all employees are eligible to receive benefits from this pension plan, which are based upon average base compensation during the five consecutive calendar years in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and five years of plan participation.  The 1994 total of annual payments as a life annuity with 120 guaranteed payments
(exclusive of Social Security) from the pension plan may be individually estimated using the following information.

                               YEARS OF SERVICE
ANNUAL
EARNINGS     10        15        20        25        30        35

$125,000  $15,847   $23,771   $31,695   $39,618   $47,542   $55,466
 150,000   19,257    28,885    38,513    48,142    57,770    67,398
 175,000   22,666*   33,999*   45,332*   56,666*   67,999*   79,332*
 200,000   26,076*   39,114*   52,151*   65,189*   78,227*   91,265*
 225,000   29,485*   44,228*   58,970*   73,713*   88,456*  103,198*
 250,000   32,895*   49,342*   65,789*   82,236*   98,684*  115,131*
 300,000   39,714*   59,570*   79,427*   99,284*  119,141*  138,997*
 400,000   53,351*   80,027*  106,703*  133,378*  160,054*  186,729*
 450,000   60,170*   90,255*  120,341*  150,426*  180,511*  210,596*
 500,000   66,989*  100,484*  133,978*  167,473*  200,967*  234,462*
 550,000   73,808*  110,712*  147,617*  184,521*  221,425*  258,329*
 600,000   80,627*  120,941*  161,254*  201,568*  241,881*  282,195*
 700,000   94,265*  141,397*  188,530*  234,662*  282,795*  329,927*
 800,000  107,903*  161,854*  215,806*  269,757*  323,708*  377,660*
 900,000  121,541*  182,311*  243,081*  303,852*  364,622*  425,392*

*	The above benefits do not reflect the $150,000 compensation limit or the
$110,076 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. Also, these benefits were estimated using a five year average of compensation determined from the "Annual Earnings" shown above.

	For purposes of computing benefits under this Plan, on December 31, 1993, Mr.Waddell had 36 years of credited service; Mr.Cassidy, 35; Mr.Lakin, 27;
Mr. Campanella, 6; Mr. Kocher, 3; and Mr. Grundhofer, 0.

	Non-Qualified Retirement Plan.  Compensation in the form of payments from the
Corporation's non-contributory, non-qualified retirement plan to the extent that it replaces income lost due to legislated limits on benefits and compensation is included in the above table.  The plan provides supplemental benefit payments to certain officers of the Corporation so that participants receive a combined pension benefit under the qualified and non-qualified plans at one of two levels. Participants approved for the first level of benefits equal to those which would have been payable in the absence of legislated limits on compensation and benefits include Mr. Lakin and other affected officers.  Participants eligible for the second level of augmented combined benefits under the qualified, non-qualified and certain prior employer plans as a percentage of final average compensation (base plus bonus) include Messrs.
Waddell, Grundhofer, Cassidy, Campanella, and certain other executive officers.
Eligibility for such augmented benefits is determined by the Compensation
Committee of the Board of Directors based on nominations submitted by the
Chief Executive Officer (such nominations based on individual performances and level of responsibility).  The 1994 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.

                           YEARS OF SERVICE
ANNUAL
EARNINGS     10       15       20       25       30       35

$125,000  $52,342  $44,418  $36,494  $28,571  $20,647  $12,723
 150,000   62,570   52,942   43,314   33,685   24,057   14,429
 175,000   72,799   61,466   50,133   38,799   27,466   16,133
 200,000   83,027   69,989   56,952   43,914   30,876   17,838
 225,000   93,256   78,513   63,771   49,028   34,285   19,543
 250,000  103,483   87,036   70,589   54,142   37,694   21,247
 300,000  123,940  104,084   84,227   64,370   44,513   24,657
 400,000  164,854  138,178  111,502   84,827   58,151   31,476
 450,000  185,311  155,226  125,140   95,055   64,970   34,885
 500,000  205,767  172,272  138,778  105,283   71,789   38,294
 550,000  226,225  189,321  152,416  115,512   78,608   41,704
 600,000  246,681  206,367  166,054  125,740   85,427   45,113
 700,000  287,595  240,463  193,330  146,198   99,065   51,933
 800,000  328,508  274,557  220,605  166,654  112,703   58,751
 900,000  369,422  308,652  247,882  187,111  126,341   65,571

	Severance Agreements.  The Corporation has entered into severance agreements with Messrs. Grundhofer, Waddell, Cassidy, Campanella and Lakin and certain other officers of the Corporation.  The agreements are designed to enhance the
Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry.  In general, the agreements provide for the payment of a lump sum benefit to the officer, plus the continuation of certain medical and insurance benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason, following a
Change in Control of the Corporation during the officer's protected period.

	Mr. Grundhofer's agreement provides for severance benefits of three times salary and the greater of actual bonus or 75% of salary in the event of a Change in Control, and immediate granting of 10 year past service credit under a Non-Qualified Retirement Plan upon a Change in Control. Messrs. Cassidy and Campanella have agreements which provide for lump sum benefits of three times current compensation for a protected period of three years in the event of a Change in Control and until May 12, 1994 for any termination other than for cause. Mr. Lakin has an agreement which provides for a lump sum benefit of two times current compensation for a protected period of two years in the event of a Change in Control and until May 12, 1994 for any termination other than for cause.

	Mr. Waddell retired effective January 1, 1994 and received a lump sum retirement bonus equal to one half of his final salary, or $275,000.

COMPENSATION OF DIRECTORS

	In 1993, each director of the Corporation who was not an officer of the Corporation or a subsidiary, received an annual retainer fee of $8,000 plus a fee of $1,500 for each meeting of the Board of Directors attended and a fee of $750 for each committee meeting attended.

CORPORATE GOVERNANCE INFORMATION

	The Board of Directors held six meetings in 1993.

	The Board of Directors has an Executive Committee, an Audit Committee, and a
Compensation Committee.  The Board of Directors does not have a nominating committee.

	The Executive Committee held five meetings in 1993. The Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The current members of the Executive Committee are Messrs. Bridgeland, Cassidy, Grundhofer, Hayden, Howe, Petry, Portman and
Waddell.

	The Audit Committee held three meetings in 1993 and reviewed the work of Arthur Andersen & Co., the Corporation's outside independent auditor for 1993. The Committee reviews recommendations on various matters made by Arthur Andersen & Co. and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considers the proposals of Arthur Andersen & Co. for the scope of the audit to be performed for the Corporation and its subsidiaries and their proposed fees for this work. The Committee recommends action to the Board of Directors of the Corporation in connection with all the above matters. The current members of the Audit Committee are Messrs. Clark, Coombe, Dannemiller, Hayden and Warnemunde.

	The Compensation Committee sets policy for compensation, reviews the recommendations of the Chief Executive Officer as to compensation for officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's non-qualified retirement plan. It also administers the Corporation's Stock Incentive Plans. The Compensation Committee held four meetings in 1993. The current members of the Compensation Committee are Messrs. Browning, Hayden, Howe, Meyer, Petry, Portman and Warnemunde.

	All Directors attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 1993 and all committees of the Board on which the director served during the 1993 calendar year.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

	Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, any shareholder who wishes to include a proposal for shareholder action in next year's Proxy Statement must submit such proposal to the Corporation (along with other information called for in Rule 14a-8) no later than November 10, 1994. The Corporation will at the time of any such submission determine whether or not the proposal is proper for inclusion in the Proxy Statement.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

	Some of the directors and executive officers of the Corporation, and the companies with which they are associated, were customers of and had various transactions with the Corporation's subsidiary banks in the ordinary course of business during 1993. All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

	Mr. Bridgeland, a Director of the Corporation, is a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Corporation.

	Ms. Buyniski, a Director of the Corporation, is President and Chief Executive
Officer of United Medical Resources, Inc., which acts as third party administrator for some of the medical plans offered by the Corporation and its subsidiaries.

	Mr. Klinedinst, a Director of the Corporation, is President and Chief Operating
Officer of Thomas E. Wood, Inc., which provides insurance brokerage services to the Corporation.

	Mr. Warnemunde, a Director of the Corporation, was Chairman and Chief Executive
Officer of Ohio National Life Insurance until his retirement on January 31,
1994.  Ohio National provides life insurance as an employee benefit to employees of the Corporation and its subsidiaries.

INDEPENDENT AUDITORS

	The Board of Directors appointed Arthur Andersen & Co. as independent auditors of the Corporation and its subsidiaries for the year 1993.  The Corporation anticipates that Arthur Andersen & Co. will be appointed independent auditors for 1994 at the regular meeting of the Board of Directors to be held in April.

	Representatives of Arthur Andersen & Co. will be present at the Annual Meeting serving as inspectors of election.  They will have an opportunity to make a statement if they desire to do so, and they will also be available to respond to questions raised at the meeting.

OTHER BUSINESS

	The Board of Directors knows of no other matters to be presented at the Annual
Meeting.  However, if any other matters do come before such meeting, or an adjournment thereof, the Board of Directors intends that the holders of the proxies will vote thereon in accordance with the recommendation of Management.

                                         By order of the Board of Directors
                                                  F. Kristen Koepcke
                                                    Vice President,
                                            General Counsel and Secretary


Cincinnati, Ohio
March 10, 1994


THE FORM lO-K ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS INCLUDED (LESS EXHIBITS) IN THE CORPORATION'S ANNUAL REPORT FURNISHED WITH THESE PROXY MATERIALS. TO OBTAIN AN ADDITIONAL COPY, CALL (513) 632-4008 OR WRITE TO DAVID M. MOFFETT, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STAR BANC CORPORATION, 425 WALNUT STREET, CINCINNATI, OHIO 45201.

          STAR BANC CORPORATION                       Proxy
THIS PROXY IS SOLICITED BY MANAGEMENT ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Jerry A. Grundhofer and F. Kristen Koepcke or either of them with full power of substitution, proxies of the undersigned to vote at the Annual Meeting of Shareholders of Star Banc Corporation to be held at the offices of Star Bank, N.A., Fifth and Walnut Street, Cincinnati, Ohio, on Tuesday, April 12, 1994, at 11:00 a.m., and at any adjournment thereof, all the shares of the Corporation the undersigned would be entitled to vote if personally present, and hereby revokes any proxy previously given.

                                                      SHARES

                                              Continued on reverse side

1.  Election of Directors for a Three-     LAURANCE L. BROWNING, JR., VICTORIA
    Year Term Ending in 1997               B. BUYNISKI, JERRY A. GRUNDHOFER,
                                           J.P. HAYDEN, JR. AND DANIEL J. MEYER
    To vote for all  To withhold authority To withhold authority to vote for
       nominees          to vote for       one or more individual nominees,
    check this box      all nominees       while voting for the remainder, write
                       check this box      the nominees name in the space below.
         [  ]               [  ]           _____________________________________
2.  To approve the Amended and Restated    This proxy when properly executed
    Star Banc Corporation 1991 Stock       will be voted in the manner directed
    Incentive Plan                         herein by the shareholder.  If no
        For     Against    Abstain         direction is made, this proxy will be
        [ ]       [ ]        [ ]           voted in favor of the nominee and
                                           issue listed.

3.  At their discretion, the proxies are   Please sign exactly as name appears.
    authorized to vote upon such other     When shares are held by joint
    business as may properly come before   tenants, both should sign.  When
    the meeting.                           signing as attorney, executor,
                                           adminstrator, trustee, or guardian,
                                           please give full title as such.  If a
                                           corporation, please sign in full
                                           corporate name by President or other
                                           authorized officer.  If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.

                                           _____________________________________
                                           Name                      Date
                                           _____________________________________
                                           Name                      Date